Exhibit 5.2

July 20, 2023	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

Nomura America Finance, LLC

Worldwide Plaza

309 West 49th Street

New York, New York 10019-7316

Re:	Nomura America Finance, LLC, Senior Global Medium-Term Notes, Series A, Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Ladies and Gentlemen:

We represent Nomura America Finance, LLC, a Delaware limited liability company (the “Company”), and Nomura Holdings, Inc., a joint stock company incorporated with limited liability under the laws of Japan (the “Guarantor”), in connection with certain senior debt securities (the “Notes”) offered pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) on July 20, 2023 (File No. 333-[●]). The Notes are to be issued under the Indenture, dated as of September 30, 2010 (the “Base Indenture”), by and among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 24, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes are fully and unconditionally guaranteed (the “Guarantee”) by the Guarantor.

In connection with our representation, we have examined the corporate records of the Company and the Guarantor, including its articles of incorporation and bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)             the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

July 20, 2023

(ii)            limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii)           our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities;

(iv)           we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof; and

(v)            insofar as the opinions expressed below involve matters governed by Japanese law and with respect to the due execution, authorization and delivery of the Guarantee, we have relied on the opinion of Anderson Mori & Tomotsune, dated as of July 20, 2023, to be filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

Based upon the foregoing, it is our opinion that:

1.	When the terms of the Notes to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Notes have been duly executed, delivered and authenticated in accordance with the Indenture and issued and paid for as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Company, the Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; and

2.	The Guarantee is a valid, binding and enforceable obligation of the Guarantor.

We note that, as of the date of this opinion, a judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into U.S. dollars will depend on various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Note would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

July 20, 2023

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the laws of the State of New York, the laws of the State of Delaware and the Federal laws of the United States of America, as in effect on the date hereof, and we express no opinion herein concerning the laws of any other jurisdiction

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. If a pricing or similar supplement to the prospectus contained in the Registration Statement relating to the offer and sale of the Notes is prepared and filed by the Company with the Securities and Exchange Commission (the “SEC”) on a future date and the supplement contains a reference to this firm and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and to all references to this firm in such supplement:

In the opinion of Mayer Brown LLP, as counsel to the Company and the Guarantor, when the pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Indenture referred to in the prospectus and prospectus product supplement, and issued and paid for as contemplated herein, (i) such Notes will be valid, binding and enforceable obligations of the Company, and (ii) the related Guarantee will be a valid, binding and enforceable obligation of the Guarantor, in each case entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America. Insofar as this opinion involves matters governed by Japanese law, Mayer Brown LLP has relied, with the Company’s permission, on the opinion of Anderson Mori & Tomotsune, dated as of July 20, 2023, filed as an exhibit to the Registration Statement by the Company on July 20, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Anderson Mori & Tomotsune. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the legal opinion dated July 20, 2023, which has been filed as Exhibit 5.2 to the Company’s Registration Statement on Form F-3 dated July 20, 2023.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP